SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
September 13, 2005 (September 7, 2005)

Dean Foods Company

(Exact name of registrant as specified in charter)

Delaware	1-12755	75-2559681

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 1200
Dallas, TX	75201

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable.

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 1.01       Entry Into a Material Definitive Agreement. On September 7, 2005, we entered into certain agreements with Mr. Alan Bernon, who has been selected to become President of our Dairy Group effective January 1, 2006. The agreements, including an employment agreement, a stock award agreement, a change in control agreement and a proprietary information, inventions and non-compete agreement, are described under Item 5.02 below. We intend to file the agreements with the Securities and Exchange Commission as required.
Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On September 8, 2005, we announced the succession plan for the President of our Dairy Group. Alan Bernon, currently Chief Operating Officer of the Northeast Region of our Dairy Group, will become President of our Dairy Group effective January 1, 2006. Pete Schenkel, current President of the Dairy Group, will resign from his position effective January 1, 2006. We expect him to become Vice Chairman of our Board of Directors effective January 1, 2006, assisting in the transition of leadership of the Dairy Group through the end of 2007.
     On September 7, 2005, we entered into an employment agreement with Mr. Bernon containing the terms of his employment as President of the Dairy Group. Pursuant to the agreement, Mr. Bernon, who will report directly to Gregg Engles, our Chairman of the Board and Chief Executive Officer, will receive a base annual salary of $600,000, beginning September 1, 2005 and continuing through December 31, 2006. His base annual salary will increase to $650,000 in 2007 and $700,000 in 2008. His 2005 bonus target will be increased from 60% to 70% of his base annual salary. Payout of his 2005 bonus will be based on the achievement of pre-established operating targets for the Northeast Region of the Dairy Group. Effective January 1, 2006, Mr. Bernon’s bonus target will increase to 80% of his base annual salary. Payout of his bonus in 2006 and beyond will be based on the achievement of certain operating targets for the Dairy Group, as established from time to time by the Compensation Committee of our Board of Directors.
     On September 7, 2005, we granted Mr. Bernon 20,000 stock units as a one-time signing bonus pursuant to the agreement. In January 2006, we will grant him options to purchase 276,000 shares of our common stock and an additional 75,000 stock units. The options will expire on the tenth anniversary of the grant date (or on the first anniversary of his termination of employment if his employment is earlier terminated). The exercise price will be the closing price of our stock on the day before the date of grant. The options and the stock units will vest over three years, beginning on the first anniversary of the grant. These grants are Mr. Bernon’s long-term incentive compensation for a three-year period. He will become eligible for future grants beginning January 1, 2009, as determined by the Compensation Committee of our Board of Directors.

     Mr. Bernon will continue to be eligible to receive certain employee benefits provided to other executives, such as participation in our Deferred Compensation Plan, medical insurance plans, 401(K) plan and Employee Stock Purchase Plan. He will also receive certain relocation benefits related to his move to Dallas. In addition, he will be entitled to relocation benefits upon termination of his employment for any reason, other than termination by us for “cause” (as such term is defined in the agreement).
     Our agreement with Mr. Bernon also provides for certain severance benefits. Specifically, in the event that his employment is terminated during the initial term of the agreement or any time thereafter for any reason (other than by us “for cause” or by him without “good reason”, as such terms are defined in the agreement), he will be entitled to receive cash in an amount equal to two times the sum of his base annual salary plus his target bonus for the year of termination. If any such termination occurs prior to January 31, 2009, his unvested stock options, stock units and any other equity grants will vest in full.
     In addition, on September 7, 2005, we entered into a Change in Control agreement with Mr. Bernon, in substantially the form that we filed as Exhibit 10.18 to our 2002 Annual Report on Form 10-K. Pursuant to that agreement, Mr. Bernon will be entitled to certain benefits if, in connection with or within 2 years after a change in control of Dean Foods Company, he is terminated by us without “cause” or he resigns for “good reason,” as such terms are defined in the agreement. Such benefits would include a lump sum of cash equal to 3 times the sum of his base annual salary plus his target bonus for the year of termination. He also would be entitled to a pro-rated bonus for the portion of the year served prior to his termination, plus the unvested balance of his 401(K) account, plus 3 times the amount of the most recent company match into his 401(K) account. He would be entitled to a gross-up for any applicable excise taxes. We would also continue his health insurance benefits for two years after his termination and provide him certain outplacement services. In addition, Mr. Bernon would have the right, at any time during the 13th month after a change in control, to voluntarily terminate his employment for any reason and receive the same benefits as if he had been terminated by the company during the two years after a change in control as described above. All of his unvested stock options and stock units would automatically vest immediately upon a change in control. These change in control benefits would be in lieu of, and not in addition to, any severance payments under the employment agreement described above.
     We also entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Bernon on September 7, 2005 pursuant to which Mr. Bernon has acknowledged that we own all intellectual property related to our business. Mr. Bernon will also agree not to disclose any of our confidential information or compete with us at any time during his employment and for a period of two years following termination of his employment.
     Mr. Bernon, age 51, has served as Chief Operating Officer of the Northeast Region of our Dairy Group and as a member of our Board of Directors since 1997, when we acquired Garelick Farms, based in Franklin, Massachusetts. Mr. Bernon joined

Garelick Farms in 1976, serving in various operational roles until he became president in 1985. Mr. Bernon’s term as a member of our Board of Directors will expire in May 2007. Mr. Engles has agreed to recommend to the Governance Committee of our Board of Directors that Mr. Bernon be nominated for re-election to the Board of Directors when his current term expires. The final decision regarding whether Mr. Bernon will be nominated for re-election to the Board of Directors will be made by the Governance Committee of our Board of Directors.
     We lease the land for our Franklin, Massachusetts plant from a partnership owned by Mr. Bernon and his family. Our lease payments totaled $.07 million in 2004. Also, we hold a minority interest in Consolidated Container Company through our subsidiary Franklin Plastics, Inc., in which we own an approximately 99% interest. Alan Bernon and his brother, Peter Bernon, collectively own the remaining less than 1% of Franklin Plastics.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2005	DEAN FOODS COMPANY
	By:	/s/ Lisa N. Tyson
Lisa N. Tyson
Senior Vice President and Deputy General Counsel